SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
September 24, 2002

THE GOLDMAN SACHS GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	No. 001-14965	No. 13-4019460

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

85 Broad Street New York, New York	10004

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:   (212) 902-1000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events.

         On September 24, 2002, The Goldman Sachs Group, Inc. reported net earnings of $522 million for its fiscal third quarter ended August 30, 2002. Earnings per diluted share were $1.00 compared to $0.87 for the third quarter of 2001 and $1.06 for the 2002 second quarter. Annualized return on average tangible shareholders’ equity(1) was 15.6% for the first nine months of 2002 and 15.1% for the third quarter.

Net Revenues

Investment Banking

         Net revenues in Investment Banking were $652 million, compared to $1.10 billion for the third quarter of 2001 and $762 million for the second quarter of 2002.

         Net revenues in Financial Advisory were $315 million, compared to $638 million for the third quarter of 2001, reflecting significantly reduced industry-wide activity in mergers and acquisitions. Net revenues in the firm’s Underwriting business were $337 million compared to $464 million for the same 2001 period, primarily due to lower net revenues from debt new issuance activity.

         The reduction in Investment Banking net revenues compared to the same period last year was due to lower levels of activity across all sectors, particularly communications, media and entertainment and high technology. The firm’s backlog declined significantly during the quarter.

Trading and Principal Investments

         Net revenues in Trading and Principal Investments were $1.49 billion for the third quarter, 21% higher than the third quarter of 2001 and 4% above the second quarter of 2002.

         FICC net revenues of $1.31 billion increased 19% compared to the same 2001 period, primarily reflecting strong performances in the firm’s fixed income derivatives, mortgages, currencies and investment-grade credit businesses, partially offset by decreased net revenues in leveraged finance and commodities.

         Net revenues in Equities were $281 million compared to $573 million for the third quarter of 2001, reflecting lower net revenues in the firm’s global shares businesses, which were affected by the continued weakness in the global equity markets and the transfer of the Nasdaq fee-based business to Commissions,(2) as well as lower net revenues in equity arbitrage.

(1)	Tangible shareholders’ equity excludes goodwill and other intangible assets.

(2)	In January 2002, the firm began to implement a new fee-based pricing structure in its Nasdaq trading business. Previously the firm did not charge explicit fees in this business but rather earned market-making revenues based generally on the difference between bid and ask prices. As a result of this change, a substantial portion of the firm’s Nasdaq net revenues is now reported in Commissions.

         Principal Investments recorded negative net revenues of $100 million, primarily due to declines in the fair value of certain investments in the high technology and telecommunications sectors, partially offset by real estate disposition gains.

Asset Management and Securities Services

         Net revenues in Asset Management and Securities Services were $1.50 billion, 14% above the third quarter of 2001 and 9% lower than the second quarter of 2002.

         Asset Management net revenues of $400 million increased 5% compared to last year’s third quarter, reflecting a 6% increase in average assets under management. Assets under management were $336 billion at the end of the quarter, 3% higher than a year ago. During the quarter, assets under management declined 4%, reflecting net asset outflows of $1.6 billion and market depreciation of $12.4 billion.

         Securities Services net revenues were $266 million compared to $295 million for the same 2001 period, primarily due to lower net revenues in the firm’s margin lending business and fixed income matched book.

         Commissions were $838 million compared to $649 million for the same period last year, primarily due to the transfer of the Nasdaq fee-based business into Commissions, as well as increased fees earned on higher transaction volumes in global equity markets.

Expenses

         Operating expenses were $2.86 billion, 1% below last year’s third quarter and 3% below the second quarter of 2002.

         Compensation and benefits of $1.82 billion increased 2% compared to the same period last year. The ratio of compensation and benefits to net revenues was 50% for the first nine months of 2002 compared to 49% for the first nine months of 2001. Employment levels decreased 2% during the quarter and 9% compared to the end of 2001.

         Non-compensation-related expenses were $974 million for the quarter. Excluding amortization of goodwill and other intangible assets, these expenses increased 2% compared to the same period last year. The growth in non-compensation-related expenses reflects higher occupancy expenses, primarily due to one-time costs related to the postponement of construction plans for a smaller facility adjacent to the firm’s office building currently under construction in Jersey City, New Jersey, as well as increased brokerage, clearance and execution fees. These increases were partially offset by lower market development and communications and technology costs. Amortization of goodwill and other intangible assets was lower than in the third quarter of 2001 reflecting the adoption of the goodwill non-amortization provisions of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.”

         The effective income tax rate for the first nine months of 2002 was 36.5%, down from 37.5% for both the first half of 2002 and fiscal year 2001.

Capital

         As of August 30, 2002, total capital was $56.60 billion, consisting of $18.84 billion in shareholders’ equity and $37.76 billion in long-term debt. Book value per share was $38.18, based on common shares outstanding, including restricted stock units granted to employees with no future service requirements, of 493.5 million at period end. The firm repurchased 5.5 million shares of its common stock during the quarter.

Dividend

         The Board of Directors of The Goldman Sachs Group, Inc. declared a dividend of $0.12 per share to be paid on November 25, 2002 to common shareholders of record on October 28, 2002.

Cautionary Note Regarding Forward-Looking Statements

         Statements in this Current Report on Form 8-K may constitute “forward-looking statements”. These statements are not historical facts but instead represent only the firm’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the firm’s control. It is possible that the firm’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect the firm’s future results, see “Business – Certain Factors That May Affect Our Business” in the firm’s Annual Report on Form 10-K for the fiscal year ended November 30, 2001.

         Statements about the firm’s investment banking transaction backlog also may constitute forward-looking statements. Such statements are subject to the risk that the terms of these transactions may be modified or that they may not be completed at all; therefore, the net revenues that we expect to earn from these transactions may differ, possibly materially, from those currently expected. Important factors that could result in a modification of the terms of a transaction or a transaction not being completed include, in the case of underwriting transactions, a decline in general economic conditions, volatility in the securities markets generally or an adverse development with respect to the issuer of the securities and, in the case of financial advisory transactions, a decline in the securities markets, an adverse development with respect to a party to the transaction or a failure to obtain a required regulatory approval. For a discussion of other important factors that could adversely affect our investment banking transactions, see “Business – Certain Factors That May Affect Our Business” in the firm’s Annual Report on Form 10-K for the fiscal year ended November 30, 2001.

The Goldman Sachs Group, Inc. and Subsidiaries
Net Revenues
(unaudited)
($ in millions)

	Three Months Ended			% Change From		Nine Months Ended		% Change From

	August 30,	May 31,	August 31,	May 31,	August 31,	August 30,	August 31,	August 31,
	2002	2002	2001	2002	2001	2002	2001	2001

Investment Banking

Financial Advisory	$315	$428	$638	(26)%	(51)%	$1,200	$1,689	(29)%

Underwriting	337	334	464	1	(27)	1,107	1,350	(18)

Total Investment Banking	652	762	1,102	(14)	(41)	2,307	3,039	(24)

Trading and Principal Investments

FICC	1,312	1,143	1,107	15	19	3,677	3,180	16

Equities	281	418	573	(33)	(51)	804	2,488	(68)

Principal Investments	(100)	(125)	(445)	N.M.	N.M.	(222)	(580)	N.M.

Total Trading and Principal Investments	1,493	1,436	1,235	4	21	4,259	5,088	(16)

Asset Management and Securities Services

Asset Management	400	443	380	(10)	5	1,266	1,105	15

Securities Services	266	262	295	2	(10)	735	863	(15)

Commissions	838	948	649	(12)	29	2,531	2,289	11

Total Asset Management and Securities Services	1,504	1,653	1,324	(9)	14	4,532	4,257	6

Total net revenues	$3,649	$3,851	$3,661	(5)	—	$11,098	$12,384	(10)

* * *

Assets Under Supervision
(unaudited)
($ in millions)

	As of			% Change From		As of

	August 31,	May 31,	August 31,	May 31,	August 31,	Nov. 30,	Nov. 30,
	2002	2002	2001	2002	2001	2001	2000

Assets under management	$335,859	$349,876	$324,909	(4)%	3%	$350,718	$293,842

Other client assets	119,115	135,998	153,293	(12)	(22)	152,192	197,876

Total assets under supervision (1)	$454,974	$485,874	$478,202	(6)	(5)	$502,910	$491,718

(1)	Substantially all assets under supervision are valued as of calendar month end.

The Goldman Sachs Group, Inc. and Subsidiaries
Consolidated Statements of Earnings
(unaudited)

	Three Months Ended			% Change From

	August 30,	May 31,	August 31,	May 31,	August 31,
	2002	2002	2001	2002	2001

	(in millions, except per share amounts and employees)
Revenues

Investment banking	$593	$705	$1,080	(16)%	(45)%

Trading and principal investments	1,107	1,074	1,267	3	(13)

Asset management and securities services	1,253	1,399	1,049	(10)	19

Interest income	2,919	3,056	3,964	(4)	(26)

Total revenues	5,872	6,234	7,360	(6)	(20)

Interest expense	2,223	2,383	3,699	(7)	(40)

Revenues, net of interest expense	3,649	3,851	3,661	(5)	—

Operating expenses

Compensation and benefits	1,824	1,926	1,794	(5)	2

Amortization of employee initial public offering and acquisition awards	57	83	112	(31)	(49)

Brokerage, clearing and exchange fees	236	221	218	7	8

Market development	75	86	90	(13)	(17)

Communications and technology	125	134	145	(7)	(14)

Depreciation and amortization	161	153	160	5	1

Amortization of goodwill and other intangible assets	31	32	66	(3)	(53)

Occupancy	172	144	142	19	21

Professional services and other	174	171	167	2	4

Total non-compensation expenses	974	941	988	4	(1)

Total operating expenses	2,855	2,950	2,894	(3)	(1)

Pre-tax earnings	794	901	767	(12)	4

Provision for taxes	272	338	299	(20)	(9)

Net earnings	$522	$563	$468	(7)	12

Earnings per share

Basic	$1.05	$1.13	$0.92	(7)	14

Diluted	1.00	1.06	0.87	(6)	15

Average common shares outstanding

Basic	494.9	496.8	508.1	—	(3)

Diluted	520.4	531.0	539.7	(2)	(4)

Employees at period end (1)	20,647	21,145	23,494	(2)	(12)

Ratio of compensation and benefits to revenues, net of interest expense	50%	50%	49%

(1)	Excludes employees of Goldman Sachs’ property management subsidiaries. Substantially all of the costs of these employees are reimbursed to Goldman Sachs by the real estate investment funds to which these companies provide property management services.

The Goldman Sachs Group, Inc. and Subsidiaries
Consolidated Statements of Earnings
(unaudited)

	Nine Months Ended		% Change From

	August 30,	August 31,	August 31,
	2002	2001	2001

	(in millions, except per share amounts)
Revenues

Investment banking	$2,123	$2,995	(29)%

Trading and principal investments	3,384	5,128	(34)

Asset management and securities services	3,810	3,462	10

Interest income	8,489	13,435	(37)

Total revenues	17,806	25,020	(29)

Interest expense	6,708	12,636	(47)

Revenues, net of interest expense	11,098	12,384	(10)

Operating expenses

Compensation and benefits	5,549	6,068	(9)

Amortization of employee initial public offering and acquisition awards	265	371	(29)

Brokerage, clearing and exchange fees	653	619	5

Market development	231	316	(27)

Communications and technology	401	451	(11)

Depreciation and amortization	451	439	3

Amortization of goodwill and other intangible assets	94	192	(51)

Occupancy	457	453	1

Professional services and other	463	503	(8)

Total non-compensation expenses	2,750	2,973	(8)

Total operating expenses	8,564	9,412	(9)

Pre-tax earnings	2,534	2,972	(15)

Provision for taxes	925	1,159	(20)

Net earnings	$1,609	$1,813	(11)

Earnings per share

Basic	$3.24	$3.54	(8)

Diluted	3.04	3.33	(9)

Average common shares outstanding

Basic	497.2	512.3	(3)

Diluted	528.5	544.6	(3)

Ratio of compensation and benefits to revenues, net of interest expense	50%	49%

SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GOLDMAN SACHS GROUP, INC. (Registrant)

Date: September 24, 2002	By:	/s/ Dan H. Jester

Name: Dan H. Jester Title: Vice President and Deputy Chief Financial Officer